Exhibit 99

CyberOptics Reports Strong Fourth Quarter and Full-Year 2006 Operating Results

Minneapolis, MN—February 14, 2007—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the fourth quarter of 2006 ended December 31:

▪

Consolidated sales totaled $13,745,000, an increase of 13% from $12,122,000 in the year-earlier period and down modestly from $14,075,000 in this year’s third quarter. Fourth quarter sales exceeded the previously issued guidance for this period.

▪	Operating income came to $1,043,000, compared to $1,212,000 in the fourth quarter of 2005 and $1,767,000 in this year’s third quarter.

▪

Net income came to $1,282,000 or $0.14 per diluted share, reflecting stock compensation expense of $0.01 per diluted share and an effective income tax rate of approximately 20% that resulted from the federal R&D tax credit signed into law in the fourth quarter of 2006 and made retroactive for the full year. Fourth quarter net income, which also exceeded the financial guidance for this period, was down from $5,202,000 or $0.58 per diluted share in the fourth quarter of 2005, which included a non-cash income tax benefit of $3,672,000 from the reduction in the valuation allowance on deferred tax assets. In the third quarter of 2006, CyberOptics reported net income of $1,745,000 or $0.19 per diluted share, which included $0.01 per diluted share of stock compensation expense and a $232,000 income tax benefit related to the reduction in the accrual for prior years income taxes.

▪

CyberOptics ended the fourth quarter of 2006 with cash and marketable securities of $49,007,000. During this period, cash totaling nearly $2.5 million was used to acquire approximately 204,000 shares of CyberOptics common stock under the existing stock repurchase authorization. Approximately 290,000 remaining common shares can be repurchased under this authorization. Cash and marketable securities totaled $49,664,000 at the end of this year’s third quarter and $41,140,000 at the end of 2005.

For full-year 2006, consolidated sales rose 35% to $57,089,000. Operating income increased 129% to $7,121,000. Net income came to $6,390,000 or $0.70 per diluted share, which included stock compensation expense of $0.07 per diluted share. In 2005, net income was $7,150,000 or $0.79 per diluted share, which included the previously mentioned non-cash income tax benefit generated by the reduction in the valuation allowance on deferred tax assets.

Kathleen P. Iverson, president and chief executive officer, commented: “CyberOptics posted strong operating results in 2006 due to robust sales of both electronic assembly sensors and solder paste inspection and automated optical inspection (AOI) systems. In the fourth quarter, sales of electronic assembly sensors exceeded planned levels due to renewed ordering activity on the part of one of our major OEM customers. During this period, demand also remained strong for our inspection systems, which continued penetrating manufacturers of memory modules.”

lverson continued: “We ended the fourth quarter of 2006 with an order backlog of $6,876,000, up from $6,552,000 at the beginning of quarter, making us believe the electronic assembly market remains relatively strong at this time. As a result, we are forecasting earnings of $0.10 to $0.13 per diluted share on sales of $13.0 to $14.0 million for the first quarter of 2007 ending March 31. This guidance reflects increased R&D investment in our systems business, and an effective income tax rate of approximately 34%.”

Steven K. Case, Ph.D., chairman and founder, added: “Based on our belief that the inspection systems portion of our business will be a primary growth driver going forward, we are devoting the largest portion of our R&D budget toward the development of both new-generation and upgraded inspection systems. During the second half of 2006, we introduced several significant upgrades to our Flex Ultra AOI system, which inspects for missing or misplaced circuit board components, solder joint quality and other defects. These upgrades include improvements in inspection resolution and speed, rework capabilities and ease of programming. Also during this period, we significantly upgraded our SE 300 Ultra solder paste inspection system, enabling it to inspect the solder pads of the smallest electronic components at higher production speeds. Additional new system products and upgrades are anticipated in coming periods.”

Case continued: “We also fully intend to maintain and expand our industry-leading position in electronic assembly sensors. Toward this end, we have started shipping our fifth-generation LaserAlign® sensor for the new pick-and-place platform of Juki Automation Systems, a long-time OEM partner. This sensor operates at significantly faster component placement speeds and can align ultra small, state-of-the-art 01005 electronic components. By having this new sensor incorporated into Juki’s next-generation platform, we believe Juki will remain a significant CyberOptics customer well into the future.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems, the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

#        #        #

For additional information contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Fourth Quarter Conference Call and Replay

CyberOptics will review its fourth quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access a live webcast of the conference call by visiting the investor relations section of the CyberOptics website, www.cvberoptics.com. The webcast will be archived for 30 days. A replay of the conference call can be heard through February 21 by dialing 303-590-3000 and providing the confirmation code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2006	2005	2006	2005
Revenue	$13,745	$12,122	$57,089	$42,179
Cost of revenue	6,921	5,714	27,188	19,107
Gross margin	6,824	6,408	29,901	23,072
Research and development expenses	2,123	1,923	8,112	7,095
Selling, general and administrative expenses	3,582	3,066	14,077	12,044
Amortization of intangibles	76	207	591	829
Income from operations	1,043	1,212	7,121	3,104
Interest income and other	563	280	1,943	951
Income before income taxes	1,606	1,492	9,064	4,055
Provision for income taxes	324	(3,710)	2,674	(3,095)
Net income	$1,282	$5,202	$6,390	$7,150
Net income per share – Basic	$0.14	$0.58	$0.71	$0.80
Net income per share – Diluted	$0.14	$0.58	$0.70	$0.79
Weighted average shares outstanding – Basic	8,987	8,912	8,991	8,882
Weighted average shares outstanding – Diluted	9,057	9,036	9,081	9,026

Condensed Consolidated Balance Sheets (Unaudited)

	Dec. 31, 2006	Dec. 31, 2005
Assets
Cash and cash equivalents	$30,056	$19,592
Marketable securities	12,175	15,607
Accounts receivable, net	10,471	9,775
Inventories	8,357	7,512
Other current assets	868	924
Deferred tax assets	2,725	1,942
Total current assets	64,652	55,352

Marketable securities	6,776	5,941
Intangible and other assets, net	6,374	6,593
Fixed assets, net	1,814	1,378
Deferred tax assets	2,394	3,763
Total assets	$82,010	$73,027

Liabilities and Stockholders’ Equity
Accounts payable	$3,783	$2,633
Accrued expenses	5,207	4,204
Total current liabilities	8,990	6,837

Total stockholders’ equity	73,020	66,190
Total liabilities and stockholders’ equity	$82,010	$73,027

Backlog Schedule:
1st Quarter 2007		$6,458
2nd Quarter 2007 and thereafter		418
Total backlog		$6,876